As filed with the Securities and Exchange Commission on January 9, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3714474
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Monticello Casino and Raceway,

204 State Route 17B,

P.O. Box 5013, Monticello, NY 12701

(Address of Principal Executive Offices)

EMPIRE RESORTS, INC. EXECUTIVE DEFERRED COMPENSATION PLAN

(Full title of the plan)

Joseph A. D’Amato

Chief Executive Officer and Director

Empire Resorts, Inc.

c/o Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, New York 12701

(Name and address of agent for service)

(845) 807-0001

(Telephone number, including area code, of agent for service)

Copies to:

Douglas S. Ellenoff, Esq.

Tamar Donikyan, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

(212) 370-1300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerate filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Amount to be Registered (1)	Proposed Maximum Offering Price Per Obligation	Aggregate Offering Price (2)	Amount of Registration Fee
Deferred Compensation Obligations	$5,000,000	100%	$5,000,000	$579.50

(1)	The deferred compensation obligations to which this Registration Statement relates (the “Deferred Compensation Obligations”) arise under the Empire Resorts Executive Deferred Compensation Plan (the “Plan”) and relate to obligations to pay deferred compensation in the future pursuant to compensation deferral elections made by participants in the Plan in accordance with the terms of the Plan. The Deferred Compensation Obligations incurred by Empire Resorts, Inc. (the “Registrant”) under the Plan will be unsecured general obligations of the Registrant.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on March 10, 2016, as amended on August 15, 2016;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016, filed on May 4, 2016, August 2, 2016, and November 4, 2016, respectively;

(c) The Registrant’s Definitive Proxy Statement on Schedule 14A filed on September 20, 2016; and

(d) The Registrant’s Current Reports on Form 8-K filed on January 4, 2016, January 25, 2016, February 18, 2016, April 20, 2016, June 6, 2016, June 8, 2016, July 21, 2016, October 19, 2016, November 2, 2016, December 7, 2016, and January 6, 2017.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.	Description of Securities.

The following description of the Deferred Compensation Obligations of the Registrant under the Plan is qualified by reference to the Plan, which is included as an exhibit to this Registration Statement. Capitalized terms used in this subsection of Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Plan.

On December 1, 2016, the compensation committee of the board of directors (the “Board”) of the Registrant adopted the Plan, which is effective on January 1, 2017. The Plan is a nonqualified deferred compensation plan under which eligible participants may elect to defer the receipt of current compensation. Eligible participants include select employees of the Company, including its executive officers. Pursuant to the Plan and subject to applicable tax laws, participants may elect to defer up to 50% of their base salary and up to 100% of any cash bonus. In addition to elective deferrals, the Plan permits the Company to make discretionary contributions. Participants may elect to receive payment of their vested account balances in a single cash payment or in annual installments for a period of five (5), ten (10) or fifteen (15) years. Payments will be made or commence upon the earliest of a participant’s separation from service, death or disability. If a participant so elects, payments will be deferred until a fixed and determinable date.

The Deferred Compensation Obligations incurred by the Registrant under the Plan will be unsecured general obligations of the Registrant to pay the compensation deferred in accordance with the terms of the Plan and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant. Because the Registrant has subsidiaries, the right of the Registrant, and hence the right of creditors of the Registrant (including eligible participants in the Plan), to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Registrant itself as a creditor may be recognized.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law (“DGCL”), which is applicable to the Registrant, authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, because such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses, including attorneys’ fees, actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her. The Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of the Registrant.

The Registrant’s second amended and restated certificate of incorporation contains provisions eliminating a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving wrongful acts, including:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions as provided in Section 174 of the DGCL; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

The Registrant’s second amended and restated certificate of incorporation also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by the DGCL. The Registrant believes that these provisions are necessary to attract and retain qualified individuals to serve as directors and officers.

The Registrant’s third amended and restated bylaws provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred for their service for or on the Registrant’s behalf and as proportionate to their level of success in any such indemnification action. The Registrant’s third amended and restated bylaws provide that the Registrant shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding; provided that such advances shall be repaid to us to the extent that it is ultimately determined that the director or officer is not entitled to be so indemnified. The third amended and restated bylaws, together with the Registrant’s second amended and restated certificate of incorporation, also authorize the Registrant to indemnify, on a case-by-case basis, any of its employees or agents and permit the Registrant to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not the DGCL would otherwise permit indemnification.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Empire Resorts, Inc. Executive Deferred Compensation Plan (incorporated by reference to exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on December 7, 2016)

5.1	Opinion of Ellenoff Grossman & Schole LLP as to the legality of the securities being registered (filed herewith)

23.1	Consent of Ernst & Young (filed herewith)

23.2	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereof)

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on January 9, 2017.

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
Name: Joseph A. D’Amato
Title: Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nanette L. Horner as his or her true and lawful attorney-in-fact with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact or her substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Joseph A. D’Amato Joseph A. D’Amato	Chief Executive Officer and Director (Principal Executive Officer)	January 9, 2017

/s/ Laurette J. Pitts Laurette J. Pitts	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	January 9, 2017

/s/ Emanuel R. Pearlman Emanuel R. Pearlman	Chairman of the Board	January 9, 2017

/s/ Edmund Marinucci Edmund Marinucci	Director	January 9, 2017

/s/ Keith Horn Keith Horn	Director	January 9, 2017

/s/ Nancy A. Palumbo Nancy A. Palumbo	Director	January 9, 2017

/s/ Gregg Polle Gregg Polle	Director	January 9, 2017

EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Empire Resorts, Inc. Executive Deferred Compensation Plan (incorporated by reference to exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on December 7, 2016)

5.1	Opinion of Ellenoff Grossman & Schole LLP as to the legality of the securities being registered (filed herewith)

23.1	Consent of Ernst & Young (filed herewith)

23.2	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereof)